Exhibit 5.1 and 23.1

May 3, 2018

Denison Mines Corp.
40 University Avenue, Suite 1100
Toronto, Ontario
M5J 1T1

Re: Denison Mines Corp. – Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Denison Mines Corp. (the “Company”) with the United States Securities and Exchange Commission in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), of 15,000,000 common shares of the Company (the “Common Shares”), issuable under the Company’s share unit plan approved by the shareholders of the Company on May 3, 2018 (the “Share Unit Plan”).

For the purpose of this opinion, we have examined and reviewed originals or copies, certified or otherwise, identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate, including the corporate proceedings and records of the Company relating to the approval of the Share Unit Plan and the issuance of the Common Shares. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as a certified, conformed or photostatic copies.

This opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. We do not express any opinion on any laws other than the laws of the Province of Ontario and the laws of Canada applicable therein.

Based upon and subject to the foregoing, as of the date hereof, we are of the opinion that the issuance of the Common Shares has been duly authorized and the Common Shares will, at the time of their issuance upon the settlement of duly and properly vested restricted share units granted under the Share Unit Plan in accordance with the terms of the Share Unit Plan, be validly issued and outstanding as fully paid and non-assessable common shares of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Act as amended, or within the category of persons whose consent is required by Section 7 of the Act.

This opinion is provided solely for the benefit of the addressee of this opinion in connection with the filing of the Registration Statement. This opinion may not be relied upon by anyone else or used for any other purpose without our prior written consent.  This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact which may come to our attention after the date hereof.

Yours truly,

(signed) “Blake, Cassels & Graydon LLP”